Item (e)(2)

SELECTED DEALER AGREEMENT
The FBR Family of Funds

                AGREEMENT made this 1st day of November, 2002, between FBR Investment Services, Inc., a corporation organized under the laws of the State of Delaware with its principal place of business 4922 Fairmont Avenue, Bethesda, Maryland 20814 and __________________________________, a member of the National Association of Securities Dealers, Inc. ("Dealer").

                WHEREAS, FBR Investment Services, Inc. serves as a distributor (the "Distributor") for current and future series (each a "Fund" and collectively the "Funds") of the FBR Family of Funds (the "Trust") pursuant to a distribution agreement (the "Distribution Agreement") and, as described in the Funds' Prospectuses, may enter into sales agreements with certain dealers; and

                WHEREAS, the Distributor and Dealer, acting as a Selected Dealer as described in the Funds' Prospectuses, desire to document their procedures regarding the purchase, redemption and transfer of Fund shares;

                NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other valuable consideration, the Distributor and Dealer agree as follows:

                SECTION 1.  SERVICES; COMPENSATION

                Dealer shall perform some or all of the services described in Exhibit A hereto (the "Services") in connection with its purchase and redemption of shares of the Funds at the direction of, and as agent for, its customers.  Dealer will bear all expenses incurred by it or its agents in performing the Services.  Dealer shall receive from the Distributor, such compensation, including sales loads and fees pursuant to the Trust's Rule 12b-1 Distribution and/or Service Plans, as set forth in the Funds' Prospectuses, as amended from time to time.  Dealer shall act only as agent for its customers in all purchase and redemption transactions and in furnishing information regarding the Trust, the Funds or the Trust shares and shall not act as agent for the Trust.

                SECTION 2.  RECORDKEEPING

                Dealer represents and covenants to the Distributor and to the Trust that it will comply with all recordkeeping, reporting, account maintenance and other requirements imposed upon Dealer or the Trust by applicable state and Federal laws.  Dealer also represents that to the extent required by the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service regulations it will (i) obtain and maintain for each customer for which Dealer maintains an account and, unless otherwise agreed to, for each customer to whom Dealer otherwise provides service, a certified taxpayer identification number and (ii) prepare and distribute all Form 1099s and Individual Retirement Account reporting forms to each of Dealer's or its affiliates' customers who hold Fund shares in "street name" or through an omnibus account with the Trust's transfer agent.

                SECTION 3.  PURCHASE AND REDEMPTION ORDERS

                Dealer shall purchase (with funds to be subsequently delivered as provided in Section 4) and redeem (which for purposes hereof includes exchange) shares of a Fund by written, including facsimile, or oral order ("Orders") for the account of Dealer's various customers, whether the records of the customers' holdings of Fund shares are maintained by the Trust's transfer agent or by Dealer on behalf of the customers.  Dealer represents that it will have appropriate power to transmit Orders on behalf of its customers.  Upon the Trust's request, to the extent necessary for the parties to comply with applicable securities laws and not inconsistent with Dealer's agreement with its customers, Dealer shall provide a list of all Trust shareholder accounts maintained by Dealer, showing each account name, address and share holding.  Dealer shall provide the Trust with such other information as the Trust may reasonably request concerning the location (by state) of accounts to which shares are sold and the amounts thereof.

                SECTION 4.  ORDER PRICING; DELIVERY OF FUNDS; DIVIDENDS

                (a)           All Orders will be priced on the basis of, and effected immediately after, the next determined net asset value of the applicable Fund after receipt of the Order by the Trust's transfer agent in proper form and, if necessary, confirmation of the Order.  Orders may be confirmed by telephone call or otherwise as the Trust's transfer agent deems appropriate.

                (b)           With respect to each purchase Order, Dealer shall deliver funds on deposit at a Federal Reserve Bank ("Fed Funds") by wire or otherwise to the applicable Fund's account as designated in the Fund's Prospectus or as may be agreed to by the Trust's transfer agent, Dealer and the Trust.  Proceeds of any redemption Order will be delivered by the Trust's transfer agent (i) to Dealer to the account listed on Exhibit B or such other account as Dealer may designate in writing (the "Account") on the day a redemption Order is effected or (ii) to a shareholder of a Fund in accordance with the procedures contained in the Fund's Prospectus.

                (c)           Shares of a Fund purchased by Order will become eligible to receive dividends on the day that the Order is priced (in accordance with Section 4(a) or, if applicable, Section 5(c)) so long as the Trust's transfer agent, on behalf of the Trust, has received Fed Funds from Dealer by 4:00 p.m., Eastern Time, on that day.

                SECTION 5.  DELAYED PAYMENTS

                (a)           If the Trust's transfer agent, on behalf of the Trust, does not receive a wire by the times indicated in Section 4 due to errors made by Dealer or any of its affiliates or agents, Dealer will pay the Trust's transfer agent a fee based on and in the same amount as any overdraft fees and interest charges incurred by the Trust's transfer agent or the Trust with respect to the transaction.  If the Trust's transfer agent does not receive payment for shares purchased on the same day as an Order, the Trust's transfer agent and the Distributor reserve the right, without notice, either to cancel the sale or to sell the shares purchased back to the Trust, and in either case, Dealer shall be responsible for any loss, including loss of profit, suffered by the Trust's transfer agent, the Distributor or the Trust resulting from Dealer's failure to make payment.

                (b)           If Dealer does not receive redemption proceeds by the time indicated in the then current Prospectuses of the Funds, due to errors made by the Trust's transfer agent, the Trust or the Trust's custodian (acting in that capacity) or any of the Trust's transfer agent's affiliates or agents, the Trust's transfer agent, the Trust or the Trust's custodian (acting in that capacity) or any of the Trust's transfer agent's affiliates or agents will pay Dealer an amount equal to any overdraft fees and interest charges that would be incurred by the Trust for an equivalent overdraft at its custodian.

                (c)           If Dealer delivers Fed Funds with respect to an Order but fails to notify the Trust's transfer agent of the Order prior to the time at which the Order would be priced had the Order been placed at the time of receipt of the funds, the purchase will be priced on the basis of the net asset value determined on the Fund Business Day (as defined in the applicable Prospectus) after the day the funds are received.

                SECTION 6.  INFORMATION PERTAINING TO THE SHARES

                (a)           Dealer and its officers, employees and agents are not authorized to make any representations concerning the Trust, the Funds or the Trust shares except accurate communication of factual information contained in the then-current prospectuses and statements of additional information of the Funds and in such printed information subsequently issued by the Trust or the Distributor as information supplemental to the prospectuses and statements of additional information.

                (b)           Dealer will not offer or sell any of the shares except under circumstances that will result in compliance with the applicable Federal and state securities laws, including any applicable requirements to deliver confirmations to its customers.  In connection with sales and offers to sell shares, Dealer will furnish to each person to whom any such sale or offer is made, a copy of the Fund's then current prospectus. The Distributor shall advise Dealer as to the states or other jurisdictions in which shares of the Funds have been qualified for sale under, or are exempt from the requirements of the respective securities laws of such states and jurisdictions.  Dealer will not offer or sell shares to any person or entity in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

                (c)           The Distributor shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by the Distributor herein.  Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any securities to waive compliance with any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, The Investment Company Act of 1940 (the "Act") or the Rules and Regulations of the Securities and Exchange Commission or to relieve the parties hereto from any liability arising under the Securities Act of 1933.

                SECTION 7.  CERTIFICATION

                The person signing below on behalf of Dealer certifies that he has been duly elected, is now legally holding the offices indicated and is authorized to execute this Agreement.  He further certifies that Dealer is duly organized and existing and has the power and all necessary licenses, authorizations and consents of the federal, state and local governmental authorities, and self-regulatory organizations to take the actions referred to herein.  He certifies and agrees that the certifications and authorizations described in this Agreement will continue in effect until the Distributor and the Trust's transfer agent receive actual written notice of any change thereof.

                SECTION 8.  MISCELLANEOUS

                (a)           This Agreement shall be construed in accordance with the laws of the State of Delaware.

                (b)           This Agreement may be amended in writing at any time by the parties hereto.  In addition, this Agreement may be amended by the Distributor from time to time in order to enable the Trust, the Distributor or the Trust's transfer agent to comply with any regulatory requirements or policy positions which may be imposed or adopted in the future by any governmental authority with jurisdiction over the Trust, the Distributor or the Trust's transfer agent.  The Distributor will mail a copy of the amendment to Dealer at the address listed above or such other address as Dealer shall in writing provide to the Distributor.  The amendment will be effective immediately upon its being sent.

                (c)           This Agreement will terminate automatically upon (i) its assignment, the term "assignment" for this purpose having the meaning defined in Section 2 (a) (4) of the Act or (ii) the termination of the Distribution Agreement.  This Agreement may be terminated at any time by any party hereto without cause by giving the other parties at least sixty (60) days' written notice of its intention to terminate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

By:
Name:
Title:

FBR Investment Services, Inc.
By: /s/ Sothara Chin
Name: Sothara Chin
Title: President

THE FBR FAMILY OF FUNDS
SELECTED DEALER AGREEMENT
Exhibit A

 SERVICES TO BE PERFORMED BY DEALER

a.             Maintain customer account detail for shares held for customers.

b.             Issue and deliver periodic statements to customers.

c.             Receive from the Trust and break down and remit to customers monies associated with their redemption of Trust shares.

d.             Answer customer inquiries regarding account status and history.

e.             Fill customer requests for prospectuses and statements of additional information.

f.              Receive and process customer registration forms.

g.             Receive and preserve records regarding the services to be performed, as required by applicable law and regulations.

h.             For any omnibus or similar account maintained with the Trust's transfer agent, perform all subaccounting for subaccounts, including:

(i)                         Break down daily dividend accruals and apply them to customer account records.

(ii)                       Receive from the Trust and break down and remit to customers monies associated with their redemption of shares.

 (iii)              Receive, break down and pay or, at customer's direction, consolidate and reinvest customer dividends on payment dates.

 (iv)              Maintain all proof procedures between customer subaccounts and the central account with the Trust.

 (v)               Perform all special mailings to customers required by the Trust, such as annual prospectus mailings, proxy solicitations, and semi-annual and annual reports.

i.          Dealer represents and warrants that it has adopted policies and procedures reasonably designed to detect and prevent money laundering activities in compliance with applicable laws, regulations and regulatory interpretations.

The Dealer undertakes that it shall:

(a)     conduct its operations in accordance with applicable laws, regulations and regulatory interpretations;

(b)     provide access to its books, records and operations relating to its anti-money laundering compliance by appropriate regulatory authorities and the Distributor;

(c)     upon request, provide a copy of its anti-money laundering program (or a summary of its program) to the Distributor;

(d)     upon reasonable request, certify, in writing that it is in compliance with applicable anti-money laundering laws, rules, regulations and regulatory interpretations with respect to the services provided under this Agreement; and

(e)     provide periodic reports to the Distributor concerning anti-money laundering activities and compliance, as the parties may agree from time to time.

j.          Dealer acknowledges that it has adopted policies and procedures to assure the continued privacy and confidentiality of shareholders personal and financial information.

THE FBR FAMILY OF FUNDS

SELECTED DEALER AGREEMENT

Exhibit B

WIRE RECEIPT ACCOUNT

Name of Bank

Street Address

City/State/Zip

ABA Routing No.

Account No.

Title of Account

Instructions